Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q1 2026 FINANCIAL RESULTS

Declares Dividend of $0.35 per Share for Q1 2026, Marking 133% Increase Year-Over-Year and 27th Consecutive Quarterly Dividend

Expects Significantly Higher Q2 2026 Dividend

High Specification Scrubber-Fitted Capesize Vessel Expected to Deliver in Q2 2026, Further Enhancing Earnings Power and Dividend Capacity

New York, New York, May 6, 2026 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months ended March 31, 2026.

First Quarter 2026 and Year-to-Date Highlights

•	Dividend
o	Declared a $0.35 per share dividend for Q1 2026, 133% higher than Q1 2025
o	27th consecutive quarterly dividend
■	Cumulative dividends of $7.915 per share or approximately 31% of our current share price[1]
o	Q1 2026 dividend is payable on or about May 26, 2026 to all shareholders of record as of May 18, 2026
o	Q2 2026 projected dividend: $0.70 per share based on current fixtures and assuming the current FFA curve[2]
•	Growth
o	Took delivery of the Genco Stars and Stripes and the Genco Valkyrie, two 2020-built 208,000 dwt scrubber-fitted Newcastlemax vessels, in March 2026
o	Agreed to acquire a 2019 Imabari built 182,000 dwt scrubber-fitted Capesize vessel with prompt delivery expected in June 2026
•	Q1 2026 financial results
o	Net income of $9.3 million, or basic and diluted earnings per share of $0.21
o	Adjusted net income of $11.3 million or basic and diluted earnings per share of $0.26[2]
o	Adjusted EBITDA: $36.2 million
o	Voyage revenues: $114.4 million
■	Net revenue[2]: $72.0 million

■	Average daily fleet-wide TCE[2]: $19,346 per day, strongest Q1 since 2022
•	Estimated Q2 2026 TCE to date
o	$23,939 for 66% of our owned fleet available days[2]

John C. Wobensmith, Chairman and Chief Executive Officer, commented, “Following a strong end to 2025, we are pleased to have continued our positive momentum in 2026. The first quarter marked another period of strong execution of our Comprehensive Value Strategy and significant progress increasing our earnings power and dividend capacity. During a seasonally softer period, we generated strong cash flows and declared a $0.35 per share dividend, representing a year-over-year increase of 133%. This also marked our 27th consecutive quarterly dividend, the longest uninterrupted period of dividends in our drybulk peer group. Including the Q1 payment, total dividends to shareholders over the past seven years will increase to $340 million, or $7.915 per share. Based on our significant operating leverage in a strengthening market, firm fixtures to date and assuming the current FFA curve, projections show a Q2 dividend of $0.70 per share, a 367% increase year-over-year.”

Mr. Wobensmith added, “Consistent with our well-defined capital allocation strategy, we have continued to renew and grow our fleet with a focus on high specification, premium earning assets. We recently sold two older, non-core vessels at levels above broker estimates and plan to redeploy a portion of the proceeds into a modern, fuel-efficient Capesize vessel. We anticipate this vessel will earn a premium to benchmark indices in the spot market following its expected delivery next month. Building on our successful investments in our fleet totaling approximately $557 million since 2021 inclusive of this latest acquisition, we intend to draw on our industry-leading balance sheet and significant undrawn revolver availability to continue to capitalize on attractive growth opportunities ahead.”

Mr. Wobensmith concluded, “Freight rates have continued to strengthen in 2026, reflected in our Q2 TCE to date, which is 24% higher than Q1 levels. We are confident that our premium earning assets, leading commercial operating platform, advantageous spot-focused commercial strategy, and sizeable operating leverage in a strengthening drybulk market put Genco in an ideal position to continue generating superior returns for shareholders in 2026 and beyond. Our business is strong, and we look forward to continuing to advance our low leverage high dividend payout model, while maintaining industry-leading governance standards.”

1 Genco share price as of May 5, 2026.
2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q2 2026 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges. Q2 2026 projected dividend shown is based on fixtures to date, assuming the current FFA curve for the balance of the quarter and estimated expense levels and utilization as described in the appendix to our Q1 2026 earnings presentation posted on our website under “Investors – Events and Presentations.” Given freight market volatility, the FFA curve is subject to change.

Comprehensive Value Strategy

Genco’s consistent comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: maintain low financial leverage and a low cash flow breakeven rate, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value of 20% at March 31, 2026[3]
•	Strong liquidity position of $404.8 million at March 31, 2026, which consists of:
o	$54.8 million of cash on the balance sheet
o	$350.0 million of undrawn revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of March 31, 2026 divided by estimates of the market value of our fleet based on the average of broker valuations received from two independent third-party firms as of April 15, 2026, shown for illustrative purposes only. The actual market value of our vessels may vary.

Fleet Renewal and Growth

We took delivery of two 2020-built 208,000 dwt scrubber-fitted Newcastlemax vessels, the Genco Stars and Stripes and the Genco Valkyrie, on March 5, 2026 and March 24, 2026, respectively.

The Company has agreed to acquire a 2019 Imabari built 182,000 dwt scrubber-fitted Capesize vessel with prompt delivery expected in June 2026.

Additionally, we sold two 2005-built Supramaxes, the two oldest and smallest vessels in our fleet. The Genco Picardy and the Genco Predator were delivered to their third-party buyers on March 30, 2026 and April 15, 2026, respectively.

The purchase price of the 2019 Imabari built scrubber-fitted Capesize vessel, to be renamed the Genco Volunteer, is $65.0 million while the gross sales price for the two 2005-built Supramaxes is $10.6 million each or $21.2 million in aggregate. We reported a gain on sale of the Genco Picardy of $2.1 million in Q1 2026 and expect to record a gain of a similar level in Q2 2026 relating to the sale of the Genco Predator.

Dividend Policy

Genco declared a cash dividend of $0.35 per share for the first quarter of 2026. The Q1 2026 dividend is payable on or about May 26, 2026 to all shareholders of record as of May 18, 2026.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q1 2026 dividend:

Dividend calculation	Q1 2026 actual
Net revenue	$72.0
Operating expenses	$(36.8)
Operating cash flow	$35.2
Less: voluntary quarterly reserve	$(19.5)
Cash flow distributable as dividends	$15.7
Dividend per share	$0.35
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation.

The voluntary quarterly reserve for the second quarter of 2026 under the Company’s dividend formula is targeted at $19.5 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the second quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Our strong first quarter performance was a direct result of the strategic capital allocation actions we have taken to enhance our premium earning asset base, combined with our spot-focused revenue generation strategy. Notably, Q1 2026 TCE increased by 63% year-over-year, led by strong performance in the Capesize sector, which saw TCE increase by 104% to nearly $27,000 per day highlighting the operating leverage of the sector. Complementing our strong performance, we more than doubled our Q1 2026 dividend on a year-over-year basis and expect a significantly higher dividend in Q2 2026, as compared to both Q2 2025 and Q1 2026. We also continue to make strong progress renewing and growing our fleet, having entered into recent sale and purchase transactions that were immediately accretive to cash flow and net asset value. With significant balance sheet strength, Genco maintains the financial flexibility to capitalize on attractive growth opportunities that continue to expand our earnings power and dividend capacity in a strengthening drybulk market.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Strategically booking longer term fixed rate coverage based on market timing and management’s outlook

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the second quarter of 2026 on a load-to-discharge basis is presented below. Actual rates for the second quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the second quarter of 2026. At the same time, expenses for uncontracted days will be recognized as incurred.

Estimated net TCE - Q2 2026 to Date
Vessel Type	TCE	% Fixed
Newc/Cape	$33,553	67%
Ultra/Supra	$16,315	65%
Total	$23,939	66%

Our index-linked charters are listed below

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Wolf	Capesize	177,752	2010	100.5% of BCI + scrubber	13-16 months	Sep-26
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-27
Genco Bear	Capesize	177,717	2010	100% of BCI + scrubber	14-17 months	May-27

Financial Review: 2026 First Quarter

The Company recorded net income for the first quarter of 2026 of $9.3 million, or $0.21 basic and diluted earnings per share. Adjusted net income of $11.3 million or basic and diluted earnings per share of $0.26, excluding a gain on sale of vessels of $2.1 million, impairment of vessel assets of $0.5 million, other operating expense of $3.8 million and unrealized gain on fuel hedges of $0.2 million. Comparatively, for the three months ended March 31, 2025, the Company recorded a net loss of $11.9 million, or $0.28 basic and diluted net loss per share.

Revenue / TCE
The Company’s revenues increased to $114.4 million for the three months ended March 31, 2026 as compared to $71.3 million recorded for the three months ended March 31, 2025, primarily due to higher rates earned by our major and minor bulk vessels, the operation of a larger fleet, as well as less drydocking days during the first quarter of 2026 as compared to the first quarter of 2025. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $19,346 per day for the three months ended March 31, 2026 as compared to $11,884 per day for the three months ended March 31, 2025.

Voyage expenses
Voyage expenses increased to $36.3 million for the three months ended March 31, 2026 from $27.4 million during the prior year period.

Vessel operating expenses
Vessel operating expenses increased to $26.6 million for the three months ended March 31, 2026 from $24.9 million for the three months ended March 31, 2025. Daily vessel operating expenses, or DVOE, amounted to $6,805 per vessel per day for the first quarter of 2026 compared to $6,592 per vessel per day for the first quarter of 2025. The increase in DVOE was primarily due to higher crew costs partially offset by the timing of the purchase of spares.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q2 2026 is $6,750 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $8.1 million for the first quarter of 2026 compared to $7.5 million for the first quarter of 2025.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $21.0 million for the three months ended March 31, 2026 from $17.7 million for the three months ended March 31, 2025 primarily due to an increase in drydocking amortization expense for certain vessels in our fleet, as well as an increase in vessel depreciation expenses for vessels delivered during the fourth quarter of 2025 and the first quarter of 2026.

EBITDA
EBITDA for the three months ended March 31, 2026 amounted to $34.2 million compared to $7.9 million during the prior year period. During the three months of 2026 and 2025, EBITDA included a gain on sale of vessels, impairment of vessel assets, other operating expenses, as well as unrealized gains on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $36.2 million and $7.9 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2026 and 2025 was $15.7 million and $2.9 million, respectively. This increase in cash provided by operating activities was primarily due to higher rates earned by our major and minor bulk vessels, as well as changes in working capital.  Additionally, there was a decrease in drydocking costs incurred during the three months ended March 31, 2026 as compared to the three months ended March 31, 2025.

Net cash used in investing activities for the three months ended March 31, 2026 and 2025 was $123.3 million and $2.9 million, respectively. This fluctuation was primarily a result of a $131.0 million increase in the purchase of vessel assets due to the purchase of the Genco Stars and Stripes and the Genco Valkyrie which were delivered on March 5, 2026 and on March 24, 2026, respectively. This increase in net cash used in investing activities was partially offset by $10.9 million net proceeds from the sale of the Genco Picardy on March 30, 2026.

Net cash provided by (used in) financing activities during the three months ended March 31, 2026 and 2025 was $106.9 million and ($13.4) million, respectively.  On February 27, 2026, the $600 Million Revolver was refinanced with the $680 Million Revolver. As part of the debt modification, $4.3 million was settled net among the lenders of the $600 Million Revolver and $680 Million Revolver.  The fluctuation is primarily due to drawdowns totaling $130.0 million on the $600 Million Revolver and the $680 Million Revolver made by the Company during the three months ended March 31, 2026. This increase in cash provided by financing activities was partially offset by a $9.2 million increase in the payment of dividends and a $0.5 million increase in the payment of deferred financing costs related to the $680 Million Revolver during the first quarter of 2026 as compared to the first quarter of 2025.

Capital Expenditures

Genco’s current fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt:

•	Two Newcastlemaxes and 17 Capesizes
•	15 Ultramaxes and 9 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2026 to be:

Estimated costs ($ in millions)	Q2 2026	Q3 2026	Q4 2026
Drydock Costs (1)	$10.05	$5.20	$6.90
Estimated BWTS Costs (2)	$2.84	$-	$-
Fuel Efficiency Upgrade Costs (3)	$0.83	$-	$-
Total Costs	$13.72	$5.20	$6.90
Estimated Offhire Days (4)	153	75	105

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q2 2026 consists of 134 days for three Capesizes and 19 days for one Supramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$114,429	$71,269
Total revenues	114,429	71,269

Operating expenses:
Voyage expenses	36,276	27,354
Vessel operating expenses	26,560	24,916
Charter hire expenses	6,096	2,285
General and administrative expenses (inclusive of nonvested stock amortization	8,109	7,494
expense of $1,830 and $1,496, respectively)
Technical management expenses	760	1,325
Depreciation and amortization	21,038	17,665
Impairment of vessel assets	527	-
Net gain on sale of vessels	(2,075)	-
Other operating expense	3,826	-
Total operating expenses	101,117	81,039

Operating income (loss)	13,312	(9,770)

Other (expense) income:
Other income (expense)	96	(13)
Interest income	665	370
Interest expense	(4,498)	(2,549)
Other expense, net	(3,737)	(2,192)

Net income (loss)	$9,575	$(11,962)

Less: Net income (loss) attributable to noncontrolling interest	266	(39)

Net income (loss) attributable to Genco Shipping & Trading Limited	$9,309	$(11,923)

Net earnings (loss) per share - basic	$0.21	$(0.28)

Net earnings (loss) per share - diluted	$0.21	$(0.28)

Weighted average common shares outstanding - basic	43,706,069	43,201,941

Weighted average common shares outstanding - diluted	44,411,222	43,201,941

	March 31, 2026	December 31, 2025
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$54,770	$55,540
Due from charterers, net	20,273	14,284
Prepaid expenses and other current assets	14,204	14,053
Inventories	22,859	25,187
Vessels held for sale	8,585	-
Total current assets	120,691	109,064

Noncurrent assets:
Vessels, net of accumulated depreciation of $379,360 and $372,525, respectively	1,062,459	939,327
Deposits on vessels	-	14,585
Deferred drydock, net	56,693	62,389
Fixed assets, net	6,993	7,492
Operating lease right-of-use assets	5,152	5,251
Total noncurrent assets	1,131,297	1,029,044

Total assets	$1,251,988	$1,138,108

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$34,536	$36,843
Deferred revenue	5,979	8,826
Total current liabilities	40,515	45,669

Noncurrent liabilities
Long-term operating lease liabilities	5,616	5,539
Long-term debt, net of deferred financing costs of $11,121 and $10,920, respectively	318,879	189,080
Total noncurrent liabilities	324,495	194,619

Total liabilities	365,010	240,288

Commitments and contingencies

Equity:
Common stock	435	432
Additional paid-in capital	1,444,714	1,465,134
Accumulated deficit	(559,773)	(569,082)

Total Genco Shipping & Trading Limited shareholders' equity	885,376	896,484
Noncontrolling interest	1,602	1,336
Total equity	886,978	897,820

Total liabilities and equity	$1,251,988	$1,138,108

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$9,575	$(11,962)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,038	17,665
Amortization of deferred financing costs	612	493
Right-of-use asset amortization	99	334
Amortization of nonvested stock compensation expense	1,830	1,496
Impairment of vessel assets	527	-
Net gain on sale of vessels	(2,075)	-
Insurance proceeds for protection and indemnity claims	187	5
Insurance proceeds for loss of hire claims	-	6
Change in assets and liabilities:
(Increase) decrease in due from charterers	(5,989)	3,165
(Increase) decrease in prepaid expenses and other current assets	(338)	317
Decrease (increase) in inventories	2,328	(1,103)
(Decrease) increase in accounts payable and accrued expenses	(2,936)	3,736
(Decrease) increase in deferred revenue	(2,847)	680
Increase (decrease) in operating lease liabilities	77	(519)
Deferred drydock costs incurred	(6,396)	(11,411)
Net cash provided by operating activities	15,692	2,902

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(133,846)	(2,845)
Purchase of other fixed assets	(405)	(652)
Net proceeds from sale of vessels	10,934	-
Insurance proceeds for hull and machinery claims	-	581
Net cash used in investing activities	(123,317)	(2,916)

Cash flows from financing activities
Proceeds from the $680 Million Revolver	69,287	-
Proceeds from the $600 Million Revolver	65,000	-
Repayments on the $600 Million Revolver	(4,287)	-
Cash dividends paid	(22,598)	(13,433)
Payment of deferred financing costs	(547)	-
Net cash provided by (used in) financing activities	106,855	(13,433)

Net decrease in cash, cash equivalents and restricted cash	(770)	(13,447)

Cash, cash equivalents and restricted cash at beginning of period	55,540	44,005
Cash, cash equivalents and restricted cash at end of period	$54,770	$30,558

Three Months Ended March 31, 2026
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$9,309
+ Impairment of vessel assets	527
+ Net gain on sale of vessels	(2,075)
+ Other operating expense	3,826
+ Unrealized gain on fuel hedges	(238)
Adjusted net income	$11,349

Adjusted net earnings per share - basic	$0.26
Adjusted net earnings per share - diluted	$0.26

Weighted average common shares outstanding - basic	43,706,069
Weighted average common shares outstanding - diluted	44,411,222

Weighted average common shares outstanding - basic as per financial statements	43,706,069
Dilutive effect of stock options	37,897
Dilutive effect of performance based restricted stock units	204,948
Dilutive effect of restricted stock units	462,308
Weighted average common shares outstanding - diluted as adjusted	44,411,222

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited	$9,309	$(11,923)
+ Net interest expense	3,833	2,179
+ Depreciation and amortization	21,038	17,665
EBITDA(1)	$34,180	$7,921

+ Impairment of vessel assets	527	-
+ Net gain on sale of vessels	(2,075)	-
+ Other operating expense	3,826	-
+ Unrealized gain on fuel hedges	(238)	(6)
Adjusted EBITDA	$36,220	$7,915

	Three Months Ended
	March 31, 2026	March 31, 2025
FLEET DATA:	(unaudited)
Total number of vessels at end of period	44	42
Average number of vessels (2)	43.4	42.0
Total ownership days for fleet (3)	3,903	3,780
Total chartered-in days (4)	404	273
Total available days for fleet (5)	4,127	3,777
Total available days for owned fleet (6)	3,723	3,504
Total operating days for fleet (7)	4,104	3,732
Fleet utilization (8)	99.2%	98.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$19,346	$11,884
Daily vessel operating expenses per vessel (10)	6,805	6,592

	Three Months Ended
	March 31, 2026	March 31, 2025
FLEET DATA:	(unaudited)
Ownership days
Newcastlemax	34.9	-
Capesize	1,530.0	1,440.0
Ultramax	1,350.0	1,350.0
Supramax	988.2	990.0
Total	3,903.1	3,780.0

Chartered-in days
Newcastlemax	-	-
Capesize	-	-
Ultramax	293.4	130.7
Supramax	110.8	142.7
Total	404.2	273.4

Available days (owned & chartered-in fleet)
Newcastlemax	28.8	-
Capesize	1,460.2	1,338.5
Ultramax	1,575.1	1,442.9
Supramax	1,062.7	995.7
Total	4,126.8	3,777.1

Available days (owned fleet)
Newcastlemax	28.8	-
Capesize	1,460.2	1,338.5
Ultramax	1,281.7	1,312.2
Supramax	951.9	853.0
Total	3,722.6	3,503.7

Operating days
Newcastlemax	28.8	-
Capesize	1,452.0	1,307.1
Ultramax	1,572.8	1,432.4
Supramax	1,050.3	992.4
Total	4,103.9	3,731.9

Fleet utilization
Newcastlemax	100.0%	-
Capesize	99.2%	96.3%
Ultramax	99.8%	99.1%
Supramax	98.3%	98.7%
Fleet average	99.2%	98.0%

Average Daily Results:
Time Charter Equivalent
Newcastlemax	$11,501	$-
Capesize	26,653	13,059
Ultramax	15,942	12,039
Supramax	12,958	9,804
Fleet average	19,346	11,884

Daily vessel operating expenses
Newcastlemax	$12,805	$-
Capesize	7,155	7,132
Ultramax	6,033	6,046
Supramax	7,106	6,550
Fleet average	6,805	6,592

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2026 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$114,429	$71,269
Voyage expenses (in thousands)	36,276	27,354
Charter hire expenses (in thousands)	6,096	2,285
Realized (loss) gain on fuel hedges (in thousands)	(40)	8
	72,017	41,638

Total available days for owned fleet	3,723	3,504
Total TCE rate	$19,346	$11,884

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt:

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 7, 2026 at 8:30 a.m. Eastern Time to discuss its 2026 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://events.q4inc.com/analyst/719392054?pwd=NnY9JEdY, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) military actions, terrorism, or piracy, including without limitation the ongoing conflicts in Ukraine and Iran, attacks on vessels in the Red Sea, and other conflicts in the Middle East and Venezuela; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2025 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts,  the imposition or modification of port fees, tariffs and other import restrictions, and the effectiveness and cost of any measures the Company may adopt to avoid or mitigate the impact of the foregoing, including alternate trade routes and repositioning vessels; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. Our Q2 2026 estimated dividend range is based on TCE estimates to date and estimated expense levels as detailed above under “Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy” and “Dividend Policy” and in the appendix to our Q1 2026 earnings presentation to posted on our website on May 6, 2026 under “Investors – Events and Presentations.”  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550